Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Anoori Naughton	Allison Kleinfelter
anaughton@hersheys.com	akleinfelter@hersheys.com
Hershey Announces Appointments of
New Presidents of Confection and Salty Divisions
Andrew Archambault Named President of U.S. Confection
Veronica Villasenor Named President of Salty Snacks
HERSHEY, Pa., Jan. 13, 2025 /PRNewswire/ – The Hershey Company (NYSE: HSY) today announced two leadership appointments. Andrew Archambault has been named President, U.S. Confection, and Veronica Villasenor has been named President, Salty Snacks. Both appointments are effective February 3, 2025.
Archambault, who joins Hershey from Keurig Dr Pepper (KDP), and Villasenor, who is a Hershey veteran of 22 years, will be part of Hershey’s Executive Committee and will work closely with the team to continue advancing the company’s priorities and play key company-wide leadership roles. Villasenor succeeds Kristen Riggs, who is leaving Hershey after 20 years to pursue other opportunities.
“Andrew is a proven executive who has transformed complex consumer brand portfolios through his deep commercial expertise and customer-centric approach,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “I am very excited to pair this announcement with an internal promotion, welcoming Vero as our new President of Salty Snacks. Vero’s extensive experience across the Hershey business will be key to the continued success of our Salty business. I am confident that Andrew and Vero are the right leaders to advance our leading snacking powerhouse vision and deliver on our next phase of growth. I also want to thank Kristen for her many valuable contributions during her long tenure at Hershey, including her leadership integrating Dot’s and Pretzel’s, Inc. and setting up the commercial foundation to scale our Salty Snacks business. I wish her the very best in all her future endeavors.”
Archambault will oversee a portfolio of iconic brands including Hershey’s, Reese’s and Jolly Rancher. He brings a wealth of experience from KDP where he was instrumental in evolving well-known brands, including Dr Pepper®, Canada Dry®, Core Water and Motts®, to deliver results at scale. Most recently, as President, U.S. Refreshment Beverages, Archambault rapidly grew the business and positioned KDP for the long-term through strategic acquisitions and partnerships. He previously served as Chief Customer Officer at KDP and held leadership roles across corporate, customer and sales teams at The Nature’s Bounty, Co., Bacardi USA and The Coca-Cola Company.
“It is an honor to join Hershey during a period of strategic transformation,” said Archambault. “I, like so many others, am inspired by this iconic company and its beloved brands and look forward to working with the incredible Hershey team to build for the future as we take this business to the next level of growth.”
Villasenor’s proven track record at Hershey will help drive Salty Snacks’ growth ambitions. She previously served as Vice President of Salty Snacks and brings a unique perspective from her roles in management, marketing and innovation from across Hershey’s three business units – Salty Snacks, Confection and International. Her passion for delivering innovative solutions that serve consumers and customers, coupled with her relentless pursuit of excellence, has driven remarkable results throughout her career.
“I am honored to step into this new role and continue building our portfolio and capabilities to deliver accelerated growth with our Salty Snacks team,” said Villasenor. “Throughout my career at Hershey, I have been deeply committed to delivering for our customers, delighting our consumers and developing our people. I’m excited to continue this journey.”
About The Hershey Company
The Hershey Company (NYSE: HSY) is an industry-leading snacks company known for making more moments of goodness through its iconic brands, remarkable people and enduring commitment to doing the right thing for its people, planet, and communities. Hershey has more than 20,000 employees in the U.S. and worldwide who work daily to deliver delicious, high-quality products. The company has more than 90 brand names in approximately 80 countries that drive more than $11.2 billion in annual revenues, including Hershey's, Reese's, Kisses, Kit Kat®, Jolly Rancher, Twizzlers and Ice Breakers, and salty snacks including SkinnyPop, Pirate's Booty and Dot's Homestyle Pretzels.
For over 130 years, Hershey has been committed to operating fairly, ethically and sustainably. The candy and snack maker's founder, Milton Hershey, created Milton Hershey School in 1909, and since then, the company has focused on helping children succeed through equitable access to education.
To learn more visit www.thehersheycompany.com.